As filed with the Securities and Exchange Commission on November 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of registrant as specified in its charter)

New York (State of jurisdiction of incorporation of organization)	36-1750680 I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

SEARS, ROEBUCK AND CO. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Andrea L. Zopp
Senior Vice President and General Counsel
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Deferred Compensation Obligations (1)	$50,000,000	100%	$50,000,000	$6,335

(1) The Deferred Compensation Obligations are unsecured obligations of Sears, Roebuck and Co. to pay deferred compensation in the future in accordance with the terms of the Sears, Roebuck and Co. Deferred Compensation Plan as amended and restated to December 13, 2000 and as it heretofore has been, and hereafter may be, amended and/or restated.

(2) Estimated solely for purposes of determining the amount of the registration fee.

PART I

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed by Sears, Roebuck and Co. (the "Company") with the Commission are incorporated by reference in this Registration Statement:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2004;

(2) The Company's Quarterly Reports on Forms 10-Q for the quarters ended April 3 and July 3, 2004; and

(3) The Company's Current Reports on Form 8-K dated January 29, April 21, July 22,
October 21 and November 4, 2004.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement or information contained in a document incorporated or deemed incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement or information contained herein or in any other subsequently filed document incorporated or deemed incorporated herein by reference modifies or supersedes such statement or information. Any such statement so modified or superseded shall not be deemed to be a part of this Registration Statement except as so modified or superseded.

Item 4.

Description of Securities.

The following description of the Deferred Compensation Obligations of the Company offered hereby (the "Obligations") is qualified by reference to the text of the Sears, Roebuck and Co. Deferred Compensation Plan, as amended and restated to December 13, 2000 and as it heretofore has been, and hereafter may be, further amended and/or restated (the "Plan"). Capitalized terms used in this Registration Statement and not otherwise defined herein are defined in the Plan.

Under the Plan, the Company will provide eligible employees of Sears and its subsidiaries with the opportunity to defer a portion of their future compensation, including base salary, annual and long-term incentive awards, amounts based on the value of restricted common shares when restrictions on those shares lapse and, in some cases and subject to possible restrictions imposed by the American Jobs Creation Act of 2004 (discussed below), gain recognized upon exercising stock options. Each participant in the Plan chooses the amount

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of compensation he or she wants to defer, subject to eligibility requirements and such limits as the Administrative Committee for Sears Benefit Plans may from time to time prescribe. The Company will credit that amount to a bookkeeping account called a "Deferred Compensation Account" or "Account".

The Company will index each participant's Account against one or more investment indices. Generally, a participant may elect the indices against which his or her Account will be indexed. However, deferrals of certain kinds of compensation are automatically indexed against Sears common shares. Each participant's Account is adjusted to reflect the investment experience of the applicable indices, including any appreciation or depreciation.

The Company's obligation to pay Plan participants the amounts credited to their Accounts is referred to in this Registration Statement as the "Deferred Compensation Obligations" or the "Obligations". The Obligations are unsecured general obligations of the Company, rank equally with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time and are payable from the general assets of the Company. The Plan is unfunded. Amounts credited to Deferred Compensation Accounts are part of the general funds of the Company, are subject to all the risks of the Company's business and may be deposited, invested or expended in any manner whatsoever by the Company.

One potential source of funds for paying the Obligations is the assets owned by the Company's subsidiaries. However, the right of the Company, and hence the right of its creditors (including participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation, reorganization or otherwise necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

The Obligations may not be assigned, transferred, pledged, attached or otherwise encumbered other than by operation of law or pursuant to a qualified domestic relations order meeting the requirements of Section 414(p) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder. A participant may designate persons or entities to receive any balance in his or her Deferred Compensation Account, payable in the event of death.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants, unless the Company terminates the Plan. The Company may amend or terminate the Plan at any time, except that no amendment or termination may reduce the amount of compensation deferred or any interest or other amounts to be credited thereon through the end of the month in which the amendment or termination takes place. Generally, the Obligations will be paid following the participant's separation from service with the Company or its affiliates, except, as and to the extent provided in the Plan, in case of disability, hardship or, with respect to amounts deferred prior to January 1, 2005, an optional in-service withdrawal elected by the participant.

The American Jobs Creation Act of 2004 imposes a number of requirements on nonqualified deferred compensation plans as a condition of the tax benefits associated with such plans. Deferrals under the Plan after January 1, 2004 are subject to the new requirements, which relate to both the types of deferrals that may be made under the Plan and the conditions under which distributions are permitted. The Company retains the right to make all changes to the Plan necessary to bring the Plan into compliance with the new requirements, and such further changes (even with respect to amounts deferred prior to January 1, 2005) as are advisable for the efficient administration of the Plan under the new rules. Internal Revenue Service guidance with respect to the new law is expected by the end of 2004, and the Company will distribute information with respect to the new law and its effect on the Plan as soon as practicable after that guidance is issued.

The Obligations are not convertible into another security of the Company. The Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on

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the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consents, waivers or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.

Interests of Named Experts and Counsel.

The legality of the Obligations covered by this Registration Statement has been passed upon for the Company by Andrea L. Zopp, Esq., Senior Vice President and General Counsel of the Company. At the date hereof, Ms. Zopp held 15,160.97 shares of the Company's common stock and options to acquire an additional 62,000 shares of the Company's common stock. At that date, her Account balance under the Plan was $88,619.05.

Item 6.

Indemnification of Directors and Officers.

The Company is a New York corporation. Sections 721 through 726 of the New York Business Corporation Law (the "BCL") provide that, in certain circumstances, a corporation may indemnify its directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of any actual or threatened action or proceeding against such directors or officers, or by or in the right of any other enterprise which such directors or officers served in any capacity at the request of the corporation, by reason of the fact that such person acted in any of the capacities set forth above, if such director or officer (i) acted, in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification may be provided where a final adjudication adverse to the director or officer establishes that his or her actions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. A corporation is required to indemnify against reasonable expenses (including attorneys' fees) incurred by any director or officer who successfully defends any such action. The BCL also provides for indemnification of officers and directors in actions by or in the right of the corporation, subject to certain exceptions. Indemnification provided by these provisions of the BCL is not exclusive of any other rights to which a director or officer may be entitled. The foregoing statements are subject to the detailed provisions of the BCL.

Article V of the Company's By-laws provides that the Company shall indemnify, to the full extent permitted by law, any officer or director of the Company made, or threatened to be made, a party to, or who is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or his testator or intestate acted in any of the capacities set forth above or, while a director or officer of the Company and at the request of the Company, is or was serving another corporation in any capacity, against judgments, fines, amounts paid in settlement and all expenses, including attorneys' fees, actually incurred as a result of such action. Article V states that the indemnification benefits provided thereby are contract rights, enforceable as if set forth in a written contract.

The Company has in effect insurance policies with total coverage of $150,000,000 (subject to a deductible) that insure directors and officers of the Company and certain of its affiliates against certain claims that are not indemnifiable by the Company or those affiliates. These policies insure the Company, certain affiliates of the Company and their respective directors and officers for up to $140,000,000 against certain liabilities arising from the management or administration of certain employee benefit plans sponsored by the Company and its affiliates.

Item 7.	Exemption from Registration Claimed. 4 Not applicable
Item 8.	Exhibits. The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.
Item 9.

Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoffman Estates, State of Illinois, on November 4, 2004.
SEARS, ROEBUCK AND CO.

By:	/s/Michael J. Graham Michael J. Graham Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Signature	Title	Date
Alan J. Lacy*	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)	November 4, 2004
Glenn R. Richter*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 4, 2004
Michael J. Graham*	Vice President and Controller (Principal Accounting Officer)	November 4, 2004
Hall Adams, Jr.*	Director	November 4, 2004
William L. Bax*	Director	November 4, 2004
Donald J. Carty*	Director	November 4, 2004
W. James Farrell*	Director	November 4, 2004
Michael A. Miles*	Director	November 4, 2004
Dorothy A. Terrell*	Director	November 4, 2004
Raul Yzaguirre*	Director	November 4, 2004
*By:	/s/ Michael J. Graham Michael J. Graham Individually and as Attorney-in-fact

S-1

EXHIBIT INDEX
Exhibit Number
4.1

Registrant's Deferred Compensation Plan, as amended and restated to December 13, 2000 (incorporated by reference to Exhibit 10.(ii)(15) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 2000)

4.2	First Amendment to the Sears, Roebuck and Co. Deferred Compensation Plan, as amended and restated to December 13, 2000*
5.1	Opinion of Andrea L. Zopp, Esq.*
5.2	Opinion of Mayer, Brown, Rowe & Maw LLP*
15	Acknowledgment of awareness from Deloitte & Touche LLP, dated November 3, 2004, regarding unaudited interim financial information*
23.1	Consent of Deloitte & Touche LLP*
23.2	Consent of Andrea L. Zopp (included in opinion filed as Exhibit 5.1)
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (included in opinion filed as Exhibit 5.2)
24	Power of Attorney*

*Filed herewith

E-1